EXHIBIT 99.1

Contacts:
Rajesh C. Shrotriya, M.D., CEO and President	Anna Kazanchyan, M.D.
Spectrum Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
(949) 743-9295	(949) 743-9215

Spectrum Pharmaceuticals Reports First Quarter 2004 Financial Results

Spectrum currently has more than $45 million in cash and cash equivalents, three late-stage proprietary anti-cancer drugs, three Abbreviated New Drug Applications (ANDAs) for generic drugs under review by the FDA and plans to file at least three additional ANDAs in 2004

     IRVINE, Calif., May 18, 2004 – Spectrum Pharmaceuticals, Inc. (Nasdaq National Market: SPPI) yesterday reported a net loss for the first quarter ended March 31, 2004 of approximately $2.2 million, or $(0.24) per share, compared to a net loss of approximately $1.7 million, or $(0.58) per share, during the same period in 2003. The approximately $0.5 million increase in net loss principally reflects higher general and administrative expenses, primarily due to (i) increased legal and professional fees incurred in complying with securities laws, including new Securities and Exchange Commission’s and Sarbanes-Oxley Act rules and regulations, and in advancing the Company’s generic business strategy, including evaluation of various alliances and opportunities, (ii) higher payroll expenses, and (iii) increased insurance costs.

     In April 2004, the Company sold approximately 3.2 million shares of its common stock and as a result, had over $45 million cash and cash equivalents. As of May 14, 2004, the Company had 13.4 million shares of common stock outstanding.

     “Since the beginning of 2004, we have continued to execute on our business strategy and achieved many of our stated goals for 2004,” stated Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc. “We secured $25 million in financing with select institutional and other investors, returned to the NASDAQ National Market, as well as continued to advance our proprietary oncology portfolio, including the initiation of a phase 2 trial on elsamitrucin in non-Hodgkin’s lymphoma. Recently, we took an important strategic step by entering into a marketing and distribution alliance with Shantha Biotechnics, a leading Indian biopharmaceutical company, for certain human healthcare products produced by recombinant technology. For the remainder of 2004, we intend to advance and broaden our portfolio of product candidates through the acquisition of at least one clinical-stage oncology product candidate and the filing of at least three additional generic ANDAs, among other things. We also hope to begin to generate revenue from the sale of our first generic drug, ciprofloxacin, upon FDA approval.”

About Spectrum Pharmaceuticals

     Spectrum Pharmaceuticals is an oncology-focused pharmaceutical company engaged in the business of acquiring, developing and commercializing proprietary drug products which have a primary focus on the treatment of cancer and related disorders as well as generic drug products for various indications. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG, and has been granted fast-track status by the United States Food and Drug Administration (FDA). Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin’s lymphoma. EOquin™, a phase 2 drug, is being studied in the treatment of superficial bladder cancer. In addition, the Company has filed with the FDA three Abbreviated New Drug Applications for the generic drugs ciprofloxacin, carboplatin and fluconazole. For additional information, including SEC filings, visit the Company’s web site at www.spectrumpharm.com.

Forward-looking statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the execution of our business strategy, the development and expansion of our drug candidates, the acquisition of new drug candidates, filing new ANDAs in 2004, our ability to obtain regulatory approval and the sale of our drug products, the Shantha alliance’s effect on our business and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and the new drug candidates may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA in a timely manner or at all, the possibility that the FDA may not accept our future ANDA filings, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional oncology drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our management’s limited experience working together, our dependence on third parties for clinical trials and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)

Summary Statement of Operations

	Quarter Ended March 31,
	2004	2003
Revenues	$—	$—

Operating expenses:
Research and development	857	860
General and administrative	1,288	826
Stock-based compensation	72	7

Loss from operations	(2,217)	(1,693)
Other (expense) income, net, principally interest	49	(4)

Net loss	$(2,168)	$(1,697)

Basic and diluted loss per common share	$(0.24)	$(0.58)

Basic and diluted weighted average common shares outstanding	9,304,042	2,908,735

Summary Balance Sheets

	March 31,	December 31,
	2004	2003
Cash, cash equivalents, marketable securities and short-term investments	$24,136	$26,351
Other current assets	376	413

Total current assets	24,512	26,764
Property and equipment, net and other assets	585	625

Total assets	$25,097	$27,389

Current liabilities	$1,493	$3,108
Long term liabilities and other	20	—
Stockholders’ equity	23,584	24,281

Total liabilities and stockholders’ equity	$25,097	$27,389